As filed with the Securities and Exchange Commission on May 2, 2007.

 Registration No. 333-142528

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HILB ROGAL AND HOBBS COMPANY

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	54-1194795 (I.R.S. Employer Identification Number)

4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia  23060

 (Address of principal executive offices)  (Zip Code)

__________________

HILB ROGAL AND HOBBS COMPANY

2007 STOCK INCENTIVE PLAN

(Full title of the plan)

A. Brent King, Esq.

Vice President and General Counsel

Hilb Rogal and Hobbs Company

4951 Lake Brook Drive, Suite 500

Glen Allen, Virginia  23060

(804) 747-6500

(Name and address of agent for service)

___________

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-8 provides Part II, including Item 9 which was inadvertently omitted from the original filing on May 1, 2007.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference and made a part hereof:

(1)

the Registrant’s Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2006, File No. 0-15981;

(2)

the portions of the Registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders held on May 1, 2007 that have been incorporated by reference into the Form 10-K;

(3)

the Registrant’s Current Reports on Form 8-K filed on February 16, 2007, February 20, 2007, February 21, 2007 and May 1, 2007, File No. 0-15981; and

(4)

the description of the Registrant’s Common Stock contained in the Registrant’s Current Report on Form 8-K, filed August 11, 2003.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel

Williams Mullen, counsel to the Registrant, has rendered its opinion that the Common Stock, when issued pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.  Julious P. Smith, Jr., a principal in Williams Mullen, is a director of the Registrant and beneficially owned an aggregate of 5,548 shares of Common Stock as of April 24, 2007. Other attorneys employed by the firm beneficially owned an aggregate of 4,146 shares of Common Stock as of April 24, 2007.

Item 6.

Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation with a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that he or she did not meet the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

4.1

Amended and Restated Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed May 1, 2007, File No. 0-15981.

4.2

Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed February 17, 2006, File No. 0-15981.

4.3

Hilb Rogal and Hobbs Company 2007 Stock Incentive Plan.*

5.1

Opinion of Williams Mullen.*

23.1

Consent of Williams Mullen (included in Exhibit 5.1).*

23.2

Consent of Ernst & Young LLP.*

24

Powers of Attorney (included on Signature Page).*

____________

*Previously filed.

Item 9.

Undertakings.

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Henrico County, Commonwealth of Virginia, on this 2nd day of May 2007.

HILB ROGAL AND HOBBS COMPANY

By:

/s/ Walter L. Smith

Walter L. Smith

Senior Vice President, Business Practices and

  Quality Assurance, and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)	May 2, 2007
Martin L. Vaughan, III
*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 2, 2007
Michael Dinkins
*	Vice President and Controller (Principal Accounting Officer)	May 2, 2007
John Hamerski
*	Chairman Emeritus and Director	May 2, 2007
Robert H. Hilb
*	Director	May 2, 2007
Theodore L. Chandler, Jr.
*	Director	May 2, 2007
Norwood H. Davis, Jr.

Signature	Title	Date
*	Director	May 2, 2007
Robert W. Fiondella
*	Director	May 2, 2007
Anthony F. Markel
*	Director	May 2, 2007
Thomas H. O’Brien
*	Director	May 2, 2007
Scott R. Royster
*	Director	May 2, 2007
Julious P. Smith, Jr.
*	Director	May 2, 2007
Warren M. Thompson
*	Director	May 2, 2007
Robert S. Ukrop

Walter L. Smith, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission as part of this registration statement.

By: /s/ Walter L. Smith

Walter L. Smith

May 2, 2007

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

______________________

Exhibit

Number

Description of Exhibit

4.1

Amended and Restated Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed May 1, 2007, File No. 0-15981.

4.2

Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed February 17, 2006, File No. 0-15981.

4.3

Hilb Rogal and Hobbs Company 2007 Stock Incentive Plan.*

5.1

Opinion of Williams Mullen.*

23.1

Consent of Williams Mullen (included in Exhibit 5.1).*

23.2

Consent of Ernst & Young LLP.*

24

Powers of Attorney (included on Signature Page).*

____________

*Previously filed.